                                                                   EXHIBIT 10.22





                      Agreement And Plan Of Reorganization

                                     among

                             Micro Focus Group PLC,

                             Tower Merger Sub Inc.

                                      and

                                Intersolv, Inc.





                                                                   June 17, 1998

                               Table of Contents

                                                                                                   Page
                                                                                                   ----
    I.   Plan of Reorganization                                                                    1
         1.1       The Merger                                                                      1
         1.2       Fractional Shares                                                               2
         1.3       Stock Options; Warrants                                                         2
         1.4       Effects of the Merger                                                           4
         1.5       Further Assurances                                                              4
         1.6       Tax-Free Reorganization                                                         4
         1.7       Accounting Treatment                                                            4

    II.    Representations and Warranties of the Company
    4
         2.1       Organization and Good Standing; Title                                           5
         2.2       Power, Authorization and Validity                                               5
         2.3       Capitalization                                                                  6
         2.4       Subsidiaries                                                                    7
         2.5       No Conflicts                                                                    7
         2.6       Litigation                                                                      7
         2.7       SEC Documents; Financial Statements                                             7
         2.8       Taxes                                                                           8
         2.9       Title to Properties                                                             9
         2.10      Absence of Certain Changes                                                      9
         2.11      Agreements and Commitments                                                      10
         2.12      Intellectual Property                                                           11
         2.13      Compliance with Laws                                                            12
         2.14      Certain Transactions and Agreements                                             12
         2.15      Employees                                                                       12
         2.16      Corporate Documents                                                             14
         2.17      No Brokers                                                                      14
         2.18      Restrictions on Business Activities                                             14
         2.19      F-4; Prospectus/Proxy Statement                                                 15
         2.20      Books and Records                                                               15
         2.21      Insurance                                                                       15
         2.22      Environmental Matters                                                           16
         2.23      Customers and Suppliers                                                         16
         2.24      Accounts Receivable                                                             17
         2.25      Predecessor Entity                                                              17
         2.26      Board Approval; State Takeover Statutes;
                      Charter; Rights Agreement                                                    17
         2.27      Accounting Treatment                                                            18
         2.28      Opinion of Financial Advisor                                                    18
         2.29      Representations Complete                                                        18

    III.   Representations and Warranties of Parent and Newco                                      18
         3.1       Organization; Title                                                             18
         3.2       Power, Authorization and Validity                                               18
         3.3       Capitalization                                                                  19
         3.4       Subsidiaries                                                                    20
         3.5       No Conflicts                                                                    20
         3.6       Litigation                                                                      20
         3.7       SEC Documents; Financial Statements                                             21
         3.8       Title to Properties                                                             21
         3.9       Absence of Certain Changes                                                      22
         3.10      Agreements and Commitments                                                      22
         3.11      Intellectual Property                                                           23
         3.12      Compliance with Laws                                                            23
         3.13      Certain Transactions and Agreements                                             24
         3.14      Corporate Documents                                                             24
         3.15      No Brokers                                                                      24
         3.16      Restrictions on Business Activities                                             24
         3.17      F-4; Prospectus/Proxy Statement                                                 24
         3.18      Books and Records                                                               25
         3.19      Insurance                                                                       25
         3.20      Environmental Matters                                                           25
         3.21      Customers and Suppliers                                                         26
         3.22      Board Approval                                                                  26
         3.23      Accounting Treatment                                                            26
         3.24      Opinion of Financial Advisor                                                    26
         3.25      Taxes                                                                           26
         3.26      Accounts Receivable                                                             26
         3.27      Representations Complete                                                        27

    IV.    Conduct Prior to the Effective Time                                                     27
         4.1       Conduct of Business                                                             27
         4.2       No Other Negotiations                                                           29
         4.3       Parent Dividends Restricted                                                     30

    V.     Additional Agreements                                                                   30
         5.1       Registration on FormF-4....                                                     30
         5.2       Stockholders Meetings; Parent Approvals                                         31
         5.3       Access to Information                                                           31
         5.4       Satisfaction of Conditions Precedent; Further Assurances                        32
         5.5       Regulatory Approvals; Consents                                                  32
         5.6       Pooling Accounting                                                              33
         5.7       Business Acquisitions and Dispositions                                          33
         5.8       Auditors Letters                                                                33
         5.9       Stock Exchange Listings                                                         34
         5.10      Board of Directors                                                              34
         5.11      Nasdaq Quotation                                                                34

         5.12      Employee Matters                                                                34
         5.13      Takeover Statutes; Rights Agreement                                             34
         5.14      Public Announcement                                                             34
         5.15      Confidentiality                                                                 35
         5.16      Directors' and Officers' Insurance                                              36

    VI.    Closing; Exchange of Certificates                                                       36
         6.1       The Closing                                                                     36
         6.2       Exchange Fund                                                                   36
         6.3       Exchange Procedures                                                             36
         6.4       Distributions with Respect to Unexchanged Shares                                37
         6.5       No Further Ownership Rights in Company Common Stock                             37
         6.6       Termination of Exchange Fund                                                    38
         6.7       No Liability                                                                    38
         6.8       Investment of Exchange Fund                                                     38
         6.9       Lost Certificates                                                               38
         6.10      Withholding Rights                                                              38
         6.11      Stock Transfer Books                                                            38

    VII.           Conditions Precedent                                                            39
         7.1       Conditions to Obligations of Each Party                                         39
         7.2       Conditions to Obligations of the Company                                        40
         7.3       Conditions to Obligations of Parent and Newco                                   41

    VIII.          Termination                                                                     42
         8.1       Termination                                                                     42
         8.2       Effect of Termination                                                           43
         8.3       Expenses and Termination Fees                                                   43

    IX.    General Provisions                                                                      44
         9.1       Non-Survival                                                                    44
         9.2       Governing Law                                                                   44
         9.3       Assignment; Successors and Assigns                                              44
         9.4       Severability                                                                    44
         9.5       Counterparts                                                                    45
         9.6       Other Remedies                                                                  45
         9.7       Amendment and Waivers                                                           45
         9.8       No Waiver                                                                       45
         9.9       Notices                                                                         45
         9.10      Interpretation of Agreement                                                     46
         9.11      No Joint Venture                                                                46
         9.12      Further Assurances                                                              46
         9.13      Absence of Third Party Beneficiary Rights                                       46
         9.14      Entire Agreement                                                                46
         9.15      Submission to Jurisdiction                                                      47

                                    Exhibits

    Exhibit A               Form of Certificate of Merger
    Exhibit B               Form of Officer Certificates
    Exhibit C               Form of Affiliate Agreements
    Exhibit D               Form of Opinions of Counsel to Parent
    Exhibit E               Form of Opinion of Counsel to the Company

                      Agreement and Plan of Reorganization


     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of June 17, 1998, by and among Micro Focus Group PLC, a public limited company organized under the laws of England and Wales ("Parent"), Tower Merger Sub Inc., a Delaware corporation ("Newco") and wholly-owned subsidiary of Parent, and Intersolv, Inc., a Delaware corporation (the "Company").

                                    Recitals

     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into the Company in a reverse triangular merger (the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, a Certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger") and the provisions of applicable law. Upon the effectiveness of the Merger, all of the outstanding common stock of the Company, par value $0.01 per share ("Company Common Stock"), will be converted into the right to receive ordinary shares of Parent represented by American Depositary Shares of Parent ("Parent ADSs") each representing five Parent ordinary shares of 2p each ("Ordinary Shares") and evidenced by American Depositary Receipts ("Parent ADRs") and cash, in the manner and on the basis determined herein and as provided in the Certificate of Merger.

     B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

     C. Prior to the execution and delivery of this Agreement, the Boards of Directors of Parent and the Company each have approved, and believe it is in the best interests of their respective companies and the stockholders of their respective companies to approve, the Merger, this Agreement, the Certificate of Merger and the transactions provided for herein and therein.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

          I.     Plan Of Reorganization

          1.1 The Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the closing of the transactions contemplated by this Agreement (the "Closing").
The effective time of the Merger as specified in the Certificate of Merger (the "Effective Time") will occur upon filing of the Certificate of Merger, or on such other date upon which the parties hereto may mutually agree. Subject to the terms and conditions of this Agreement and the Certificate of Merger, at the Effective Time, Newco will be merged with and into the Company in a statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware Law") as follows:

               1.1.1 Conversion of Company Shares. Subject to Section 1.1.2, each share of Company Common Stock (and the associated Rights (as defined in Section 2.3)) that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into that number of fully paid and nonassessable Parent ADSs obtained by multiplying each such share of Company Common Stock by 0.55 (the "Exchange Ratio").

               1.1.2 Adjustments for Capital Changes. If prior to the Effective Time, Parent (i) recapitalizes either through a split-up of its outstanding Ordinary Shares and/or Parent ADSs into a greater number, or through a combination of its outstanding Ordinary Shares and/or Parent ADSs into a lesser number, (ii) reorganizes, reclassifies or otherwise changes its outstanding Ordinary Shares and/or Parent ADSs into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding Ordinary Shares and/or Parent ADSs payable in Ordinary Shares and/or Parent ADSs or securities convertible into Ordinary Shares and/or Parent ADSs, the calculation of the Exchange Ratio shall be appropriately adjusted in order to fairly and equitably preserve, as far as practicable, the rights and ownership of the Ordinary Shares and/or Parent ADSs of the holders of Company Common Stock hereunder as if the Effective Time had occurred immediately prior to such extraordinary action.

               1.1.3      Cancellation of Company Shares held by Parent and the
Company.   Each share of Company Common Stock held by the Company as treasury stock, if any, and each share of Company Common Stock held by Parent, Newco or any subsidiary of either of them immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be canceled and extinguished without any conversion thereof.

               1.1.4 Conversion of Newco Shares. Each share of Newco common stock, par value $0.01 per share ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the share of Newco Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time. Such share of Company Common Stock shall be issued to Parent in exchange for the Parent ADSs issued in the Merger.

          1.2 Fractional Shares. No fractional Parent ADSs will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock (aggregating all of such holder's shares of Company Common Stock) who would otherwise be entitled to receive a fraction of a Parent ADS will receive from Parent, promptly after the Effective Time, an amount of cash equal to the average closing sale price of a Parent ADS for the twenty trading days ending with and including the third trading day immediately preceding the Effective Time, as reported on the Nasdaq National Market (the "Closing Price"), multiplied by the fraction of a Parent ADS to which such holder would otherwise be entitled.

          1.3 Stock Options; Warrants. (a) At the Effective Time, each of the then outstanding Company Options shall, by virtue of the Merger and the provisions hereinafter set forth in this Section 1.3, and without any further action on the part of any holder thereof, be converted into an option to purchase that number of Parent ADSs (a "Parent Option") obtained by multiplying the number of shares of Company Common Stock issuable upon exercise of each such Company Option by the Exchange Ratio, and Parent will assume all of the obligations of the Company and its subsidiaries under the Stock Plans. If the foregoing calculation results in a Parent Option being exercisable for a fraction of a Parent ADS, then the number of Parent ADSs subject to such option shall be rounded down to the nearest whole number of Parent ADSs. The exercise price of each Parent Option shall be equal to the exercise price of the Company Option from which such Parent Option was converted divided by the Exchange Ratio, rounded to the nearest whole cent. The term and vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of Company Options will, to the extent permitted by law and the pooling rules, be unchanged. An optionholder's continuous employment with the Company shall be credited as employment with Parent for purposes of vesting of the Parent Options. The Company and Parent will take, or cause to be taken, all actions which are necessary, proper or advisable under the Stock Plans to make effective the transactions contemplated by this Section 1.3.

"Company Option" means any option or right granted, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Company Common Stock pursuant to any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of the Company or any of its subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of its subsidiaries (collectively, the "Stock Plans").

          (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Ordinary Shares such that there are a sufficient number of Parent ADSs for delivery pursuant to the terms set forth in this Section 1.3. Parent shall promptly cause the Parent ADSs issuable upon exercise of the Parent Options to be registered, or to be issued pursuant to a then effective registration statement on Form S-8 promulgated by the United States Securities and Exchange Commission ("SEC") and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Parent Options remain outstanding, and so long as the Ordinary Shares of Parent are listed on the London Stock Exchange ("LSE"), Parent will ensure that the Ordinary Shares will be admitted to and maintained on the Official List of the LSE.

          (c) At the Effective Time, each of the then outstanding warrants, exchangeable or convertible securities or other rights or agreements to purchase or otherwise acquire any Company Common Stock ("Company Warrants") shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into a warrant or like security or agreement ("Parent Warrants") to purchase that number of Parent ADSs obtained by multiplying the number of shares of Company Common Stock underlying each such Company Warrant by the Exchange Ratio, and Parent shall assume all of the obligations of the Company under such Company Warrants. If the foregoing calculation results in a Parent Warrant being exercisable for a fraction of a Parent ADS, then the number of Parent ADSs subject to such warrant shall be rounded down to the nearest whole number of Parent ADSs. The exercise price of each Parent Warrant shall be equal to the exercise price of the Company Warrant from which such Parent Warrant was converted divided by the Exchange Ratio, rounded to the nearest whole cent. The exercisability period and other terms and conditions of Company Warrants will be unchanged.

          1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into the Company and the Company will be the surviving corporation pursuant to the terms of the Certificate of Merger; (b) the Certificate of Incorporation and Bylaws of the Company will become the Certificate of Incorporation and Bylaws of the surviving corporation; (c) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted as provided in this Article I; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted as provided in this
Article I; (e) Kevin J. Burns will become a director of the Company and the other directors will be appointed by Parent, and the officers of Newco immediately prior to the Effective Time will become the officers of the Company; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

          1.5 Further Assurances. The Company agrees that if, at any time after the Effective Time, Parent considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm Parent's rights as provided herein, Parent and any of its officers are hereby authorized by the Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to carry out the purposes of this Agreement.

          1.6 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Parent ADSs issued in the Merger will be issued solely in exchange for the issued and outstanding shares of Company Common Stock pursuant to this Agreement, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for Company Common Stock. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code will be paid by Parent for shares of Company Common Stock in the Merger. The representations and warranties of Parent and Newco, and the Company set forth in Exhibits

B-1 and B-2, respectively, are incorporated in this Agreement as if fully set forth herein.

          1.7 Accounting Treatment. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes under United States generally accepted accounting principles ("US GAAP"). The parties intend that the Merger be treated as a "merger" for accounting purposes under United Kingdom generally accepted accounting principles ("UK GAAP").


     II.  Representations and Warranties of the Company

          In this Agreement, any reference to a "Material Adverse Effect" with respect to an entity or group of entities, means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, agreements, assets (including intangible assets), liabilities, business, employee base, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, that a "Material Adverse Effect" shall not include (i) any adverse effect following the date of this Agreement that is directly caused by adverse reaction by customers of such entity to the announcement of the execution of this Agreement and the transactions contemplated by this Agreement, (ii) any adverse effect that is caused by a general economic downturn in the industries in which such entity operates or a national economic downturn, or (iii) a decline in the market value of any publicly traded securities of such entity. In any litigation or arbitration regarding the foregoing definition, the party claiming that one of the exclusions set forth in the proviso therein is applicable shall bear the burden of proving that such exclusion is applicable. When used in this Agreement, "Knowledge" means, with respect to representations and warranties made by a party hereto, conscious awareness of the relevant facts or information upon which such representations and warranties are based, after the exercise of reasonable care in the ascertainment of such facts or information.

          The Company has heretofore delivered to Parent a disclosure letter (the "Company Disclosure Letter"). The Company hereby represents and warrants to Parent and Newco, except as is set forth on the Company Disclosure Letter, that:

          2.1 Organization and Good Standing; Title. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Each subsidiary of the Company is a corporation or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified or licensed in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Company has delivered to Parent true and complete copies of its Certificate of Incorporation and Bylaws and the equivalent charter documents of each of its subsidiaries as currently in effect.

          2.2    Power, Authorization and Validity.

                 2.2.1 The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders.

                 2.2.2 No consent, filing, authorization or approval, governmental or otherwise, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger and any other documents required to effectuate the Merger under Delaware Law and the filing of appropriate documents with the relevant authorities of the states in which the Company is qualified to do business, (b) such filings as may be required to comply with federal and applicable state securities laws and the securities laws of any foreign country, (c) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the antitrust and competition laws of the European Union and other jurisdictions, and (d) such other consents, filings, authorizations or approvals which, if not obtained or made, would not have a Material Adverse Effect on the Company or any of its subsidiaries and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                 2.2.3 This Agreement has been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"). As of the close of trading on the day prior to the date of this Agreement, (i) 22,708,134 shares of Company Common Stock were issued and outstanding, including associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 29, 1989 (the "Rights Agreement") between the Company and Sovran Bank, N.A., as Rights Agent (the "Rights Agent"), (ii) no shares of Preferred Stock were issued or outstanding, and
(iii) no shares of Company Common Stock were held by the Company in its treasury; and the same number of shares of Company Common Stock and Company Preferred Stock shall be outstanding and held in the Company's treasury on the date of this Agreement (except for additional shares of Company Common Stock issued in connection with the exercise of Company Options and Company Warrants outstanding as of the close of trading on the day prior to the date of this Agreement). All issued and outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to any preemptive rights or rights of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws. As of the close of trading on the day prior to the date of this Agreement, the Company had reserved 4,853,738 shares of Company Common Stock pursuant to Stock Plans, of which (i) 4,125,598 shares were subject to issued and outstanding unexercised Company Options and (ii) 193,705 shares were reserved for future grants of Company Options; and the same number of shares shall be subject to outstanding unexercised Company Options and reserved for future grants of Company Options on the date of this Agreement (except for shares of Company Common Stock issued in connection with the exercise of Company Options outstanding as of the close of trading on the day prior to the date of this Agreement). None of the Company Options or Company Warrants are subject to any reload or similar provision or treatment. Item 2.3 of the Company Disclosure Letter sets forth, for each Stock Plan of the Company, the name of each holder of Company Options under each such Stock Plan, the exercise price of such holder's Company Options, and the number of shares of Company Common Stock underlying such holder's Company Options which are currently vested, and contains all information required for the calculation of (i) such holder's Company Options which will vest in connection with the Merger, (ii) such holder's Company Options which will be unvested immediately following the Closing, and (iii) the vesting schedule for such holder's unvested Company Options. Company Warrants in respect of 140,000 shares of Company Common Stock are issued and outstanding as of the date of this Agreement. The Company has provided to Parent true and complete copies of all Stock Plans. Other than as set forth in this Section, there are no other stock appreciation rights, options, warrants, exchangeable or convertible securities, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Company's authorized but unissued capital stock; there is no liability for dividends or distributions declared or accrued but unpaid; and, there are no voting agreements, registration rights, rights of redemption or repurchase, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities. Other than the Company Options which shall become vested and exercisable pursuant to acceleration provisions not entered into in contemplation of the Merger, no Company Options or Company Warrants shall become vested or exercisable solely as a result of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters as to which shareholders of the Company may vote.

          2.4 Subsidiaries. Item 2.4 of the Company Disclosure Letter is a true, correct and complete list of each subsidiary of the Company and its respective jurisdiction of organization. All of the issued and outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, free and clear of all pledges, claims, liens, leases, licenses, charges, encumbrances and security interests of any kind or nature whatsoever

("Liens") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity.

          2.5 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, acceleration, breach, impairment or violation of, (i) any provision of the Certificate of Incorporation, Bylaws or similar charter documents of the Company or any of its subsidiaries as currently in effect,
(ii) any note, bond, lease, mortgage, indenture, lease, license, franchise, permit, agreement or other instrument or obligation applicable to the Company or any of its subsidiaries or their respective properties or assets (iii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any of its subsidiaries or of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, breaches, impairments or violations that individually or in the aggregate would not (A) have a Material Adverse Effect,
(B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay consummation of any of the transactions contemplated by this Agreement. The consummation of the Merger will not require the consent of any third party and will not adversely affect any of the rights, licenses, franchises, leases or agreements of the Company or any of its subsidiaries pursuant to their terms, other than where the failure to obtain such consents or where such adverse effects would not constitute, individually or in the aggregate, a Material Adverse Effect.

          2.6 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries before any court or administrative agency, foreign or domestic, that, individually or in the aggregate, would (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the Merger or the consummation of the transactions contemplated by this Agreement, nor is there any judgment, injunction, decree, writ, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its subsidiaries having or which would have, any such effect. Item 2.6 of the Company Disclosure Letter sets forth, with respect to any suit, action, proceeding or investigation to which the Company or any of its subsidiaries is a party and which involves claims which if adversely determined would exceed $100,000, the forum, the parties thereto, the subject matter and current status thereof and the amount of damages claimed.

          2.7 SEC Documents; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, applicable to such SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in (i) the Company SEC Documents (the "Company Financial Statements") and (ii) the preliminary financial statements of the Company for the fiscal year ended April 30, 1998 (the "Preliminary Financial Statements" with April 30, 1998 being the "Balance Sheet Date") previously delivered by the Company to Parent comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared according to US GAAP (except (x) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act and (y) in the case of the Preliminary Financial Statements, there are no footnotes or statement of cash flows) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). There has been no material change in the Company's accounting policies except as described in the notes to the Company Financial Statements. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes or schedules to such financial statements. Except as set forth in the Company Financial Statements or the Preliminary Financial Statements, neither the Company nor any of its subsidiaries has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (other than matters that would ordinarily be included in notes to audited financial statements, which notes will not be materially different from comparable notes to the Company Financial Statements), and there is no existing condition, situation or set of circumstances which are required by US GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto (other than matters that would ordinarily be included in notes to audited financial statements, which notes will not be materially different from comparable notes to the Company Financial Statements), except as incurred in the ordinary course of business since the Balance Sheet Date..

          2.8 Taxes. For the purposes of this Agreement, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax and information returns and reports required to be filed, and have paid all taxes required to be paid in respect of all periods for which such returns have been filed, have made all necessary estimated tax payments, and have no liability for such taxes materially in excess of the amount paid, except to the extent adequate reserves have been established in the Company Financial Statements. All such returns and reports filed by the Company and each of its subsidiaries were true, correct and complete in all material respects. True, correct and complete copies of all such tax and information returns for the fiscal years ended April 30,

1993, 1994, 1995, 1996, 1997 and all other years for which the applicable statute of limitations period has not expired have been provided by the Company to Parent. There are no material Liens on any assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax. Neither the Company nor any of its subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. No tax return of the Company or any of its subsidiaries has been or is being audited or examined by the Internal Revenue Service or any state or other national taxing agency or authority, neither the Company nor any of its subsidiaries has Knowledge of, or has received notice that, any such authority intends to assess any additional taxes against the Company or any of its subsidiaries for any period for which tax returns have been filed, and no material dispute or claim concerning any tax liability of the Company or any of its subsidiaries has been proposed or claimed by any such authority. Neither the Company nor any of its subsidiaries has waived any statute of limitations or similar statute or right in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code. Neither the Company nor any of its subsidiaries is a party to any tax indemnity, tax allocation, tax sharing agreement, or similar agreement, arrangement or practice with respect to taxes, nor does the Company or any of its subsidiaries owe any amount under any such agreement or arrangement. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code.

          2.9 Title to Properties. The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the Preliminary Financial Statements as of the Balance Sheet Date, free and clear of all Liens, except (i) Liens for current taxes not yet due and payable and (ii) Liens reflected on the Company Financial Statements not in excess of $100,000 and which do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair the business operations conducted thereon. The Company's and its subsidiaries' assets (A) are in all material respects in good operating condition and repair, normal wear and tear excepted, and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current practice. All leases of real or personal property to which the Company or any of its subsidiaries is a party are fully effective and afford the Company or such subsidiary peaceful and undisturbed possession of the subject matter of the lease. Item 2.9 of the Company Disclosure Letter sets forth a list and brief description of all real property leased by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owns any real property. To the Company's and its subsidiaries' Knowledge, neither the Company nor any of its subsidiaries is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and neither the Company nor any of its subsidiaries has received any notice of such violation with which it has not complied or had waived.

          2.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company has carried on its business in the ordinary course consistent with past practice and there has not been with respect to the Company or any of its subsidiaries: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company or any of its subsidiaries, any split, stock dividend, combination or recapitalization of the capital stock of the Company or any of its subsidiaries or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of the capital stock of the Company or any of its subsidiaries;
(iii) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any material properties or assets other than in the ordinary course of business consistent with past practice, but in no event representing properties, assets or commitments or arrangements in excess of $250,000 in any one transaction or $500,000 in the aggregate; (iv) any contingent liability incurred as guarantor or surety with respect to the obligations of others; (v) any Lien placed on any of its properties or assets other than in the ordinary course of business consistent with past practice but in no event more than $250,000 in any one transaction or $500,000 in the aggregate; (vi) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred other than in the ordinary course of business consistent with past practice (including obligations under customer contracts and current obligations); (vii) any damage, destruction or loss, whether or not covered by insurance, materially affecting its properties, assets or business;
(viii) any labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of the Company's or any of its subsidiaries' officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents (except as previously disclosed in writing to and approved in writing by Parent) other than normal annual raises in accordance with past practice, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases or other arrangements made in accordance with past practices; (ix) any material change with respect to its management, supervisory, development or other key personnel; (x) any payment or discharge of a material Lien or liability which was not either (A) shown on the balance sheet as of the Balance Sheet Date included in the Preliminary Financial Statements or (B) incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date; (xi) any obligation or liability incurred by the Company or any of its subsidiaries to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers; (xii) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company or any of its subsidiaries in excess of $250,000 in any one transaction or $500,000 in the aggregate; (xiii) any payment, discharge or satisfaction of any material claim or obligation, except in the ordinary course of business consistent with past practice but in no event more than $250,000 in any one transaction or $500,000 in the aggregate; (xiv) any agreement or action not otherwise referred to in items (i) through (xiii) above entered into or taken that is material to the Company and its subsidiaries, taken as a whole; or (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

          2.11 Agreements and Commitments. Neither the Company nor any of its subsidiaries is a party or subject to:

                 (i) Any agreement, obligation or commitment (other than those identified with respect to clauses (ii) through (viii) of this Section 2.11) providing for future payments by or to the Company or any of its subsidiaries in an aggregate amount of $500,000 or more, within three years of the date of this Agreement;

                 (ii) Any agreement, obligation or commitment to encumber, license, transfer or sell rights in or with respect to any the Company's Intellectual Property (as defined in Section 2.12) other than in the ordinary course of business consistent with past practice;

                 (iii) Any agreement for the sale or lease of real or personal property (other than equipment leases in the ordinary course of business consistent with past practice) involving more than $100,000 in any year or per year;

                 (iv) Any joint venture or partnership agreement or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                 (v) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of the Company or any of its subsidiaries incurred or made in the ordinary course of business consistent with past practice;

                 (vi) Any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit the Company or any of its subsidiaries after the Effective Time;

                 (vii) Any union contract, or any employment, consulting, severance, termination or indemnification agreement, written or oral, providing for future payments to any current or former director, officer, employee, consultant or other agent of the Company or any of its subsidiaries which exceed $150,000 per annum or requires total payments over the life of such agreement in excess of $150,000;

                 (viii) Any agreement, obligation or commitment entered into other than in the ordinary course of business that is otherwise material to the Company and its subsidiaries, taken as a whole.

                 The Company has provided Parent with true and correct copies of each of the agreements set forth in Item 2.11 of the Company Disclosure Letter (collectively, the "Company Agreements"). All Company Agreements are valid, binding and enforceable against the parties thereto and are in full force and effect in all material respects. Neither the Company nor, to the Knowledge of the Company or its subsidiaries, any other party, is in breach of or default under any material term of any such Company Agreement.

          2.12   Intellectual Property.
                 2.12.1 The Company and its subsidiaries own all right, title and interest in, or have the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights ("Intellectual Property") used in or necessary to the conduct of the Company's business as presently conducted, except to the extent that the failure to have such rights has not had and would not have a Material Adverse Effect. The Company has taken all reasonable measures to protect all of the Company's Intellectual Property, and, to the Company's Knowledge, no other person is infringing or violating any of the Company's Intellectual Property. Item 2.12.1 of the Company Disclosure Letter is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for the Company's Intellectual Property owned by the Company or any of its subsidiaries. To the Company's Knowledge, there has been no material loss, cancellation, termination or expiration of any such registration or patent or application. Neither the Company nor any of its subsidiaries is, or as a result of the execution, delivery or performance of this Agreement will be, in material violation of any license, sublicense or other agreement relating to, or lose any material rights in respect of, the Intellectual Property of the Company or any third party.
                 2.12.2 The business of the Company as conducted as of the date hereof does not cause the Company or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and none of the Company or its subsidiaries has received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person. The Company has the unrestricted right to reproduce, manufacture, sell, license and distribute all of its products ("Products"), offer and sell its services, and the right to use all of its registered user lists, and is not using any confidential information or trade secrets of any former employer of any past or present employees in the countries in which its Products are currently sold, and, to the Knowledge of the Company and its subsidiaries, in any other country.

                 2.12.3 The Company possesses copies of the source code for each of the Products and none of such source code has been provided to any third party, other than to an escrow agent pursuant to customary source code escrow agreements, copies of which have been provided to Parent. None of the Products contains any significant defect (including, without limitation, in connection with processing data containing dates in leap years or in the year 2000 and any preceding or following years) or a material difference between the functionality of such Product and its current end-user documentation or warranties.

          2.13 Compliance with Laws. The Company and each of its subsidiaries has complied and is in compliance with, is not in violation of, and has not received any notices of violation with respect to, any laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Company or such subsidiary or to its assets, properties and business, except for such violations or failures to comply as would not have a Material Adverse Effect. The Company and each of its subsidiaries has received all licenses, permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, necessary to conduct its business as presently conducted, except where the failure to obtain such licenses or make such filings would not have a Material Adverse Effect.

          2.14 Certain Transactions and Agreements. No person who is an officer, director, employee or agent of the Company or any of its subsidiaries has any direct or indirect interest in any agreement or informal arrangement with the Company or any of its subsidiaries, including, without limitation, any loan arrangements, except for compensation for services as an officer, director or employee of the Company and except for the normal rights of a shareholder. None of such officers, directors, employees or agents has any direct or indirect interest in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in the business of the Company or its subsidiaries, and there have been with respect to such persons no transactions of the type required to be disclosed under the Exchange Act or similar law or regulation.

          2.15   Employees.

                 2.15.1 Neither the Company nor any of its subsidiaries has any employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by the Company or such subsidiary (except to the extent that applicable foreign laws may require the payment of severance compensation), and each officer, employee, agent or consultant of the Company and each of its subsidiaries has executed the Company's standard form of noncompetition, nondisclosure of proprietary information and assignment of copyright and other intellectual property rights to the Company, copies of which have been provided to Parent. The Company has delivered to Parent a list of all employees, officers and development consultants of the Company and its subsidiaries and their current compensation and benefits as of the date of this Agreement.

                 2.15.2 Neither the Company nor any of its subsidiaries (i) has, to the Knowledge of the Company and its subsidiaries, ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has any current labor dispute, except for disputes with individual employees arising in the ordinary course of business consistent with past practice. The Company and each of its subsidiaries has good labor relations, and neither the Company nor its subsidiaries has Knowledge of any facts indicating that the consummation of the transactions provided for herein (i) will have an adverse effect on its labor relations, or (ii) that any of its key employees intends to leave its employ.

                 2.15.3 Item 2.15.3 of the Company Disclosure Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans or policies, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans or policies maintained by the Company and each of its subsidiaries (the "Employee Plans"), including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has delivered true and complete copies or descriptions of all the Employee Plans to Parent. Each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code, as well as the terms of such Employee Plans. All such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Reform Act of 1986. The Company has delivered a true and complete copy of the most recent determination letter issued with respect to each Employee Plan intended to qualify under Section 401 (a) of the Code. No Employee Plan is subject to Title IV of ERISA. The Company and its subsidiaries have no unfunded liability under Section 412 of the Code. All contributions due from the Company and its subsidiaries with respect to any of the Employee Plans have been made or accrued on the Company Financial Statements. Neither the Company nor any of its subsidiaries has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company or such subsidiary sponsors as employer or in which the Company or such subsidiary participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of the Company and its subsidiaries are in compliance with the continuation coverage requirements of Section 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries.

                 2.15.4 To the Company's Knowledge, no employee of the Company or any of its subsidiaries is in material violation of any term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by the Company or such subsidiary or to use trade secrets or proprietary information of others, and the employment of any employee of the Company or any of its subsidiaries does not subject the Company or such subsidiary to any liability to any third party.

                 2.15.5 Neither the Company nor any of its subsidiaries is a party to any (a) agreement or commitment with any executive officer or other key employee (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or
(iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement, commitment or plan, including, without limitation, any Stock Plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company is not obligated to make any excess parachute payment, as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger.

          2.16 Corporate Documents. The Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter or other exhibits called for by this Agreement or which have been requested by Parent, including, without limitation, the following: (a) copies of the Company's and each of its subsidiaries' Certificate of Incorporation and Bylaws or similar charter documents as currently in effect; (b) the Company's and each of its subsidiaries' minute book containing all records of all proceedings, consents, actions and meetings of its directors and shareholders;
(c) each of the Company's subsidiaries' stock ledger, journal and other records reflecting all stock issuances and transfers; (d) the May 1998 Carson Group analysis of the Company's shareholders; and (e) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company and each of its subsidiaries, or any securities of the Company and each of its subsidiaries, and all applications for such permits, orders and consents.

          2.17 No Brokers. Other than Hambrecht & Quist, whose fees and expenses will be paid by the Company (and a copy of whose engagement letter and a calculation of the fees that would be due thereunder has been provided to Parent), the Company is not obligated for the payment of fees or expenses of any investment banker, financial advisor, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein. Assuming consummation of the Merger, no such engagement letter obligates the Company to continue to use such person's services or pay fees or expenses in connection with any future transaction.

          2.18 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of the Company or any of its subsidiaries, any acquisition of property or right by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or any of its subsidiaries.

          2.19   F-4; Prospectus/Proxy Statement.

                 2.19.1 The information supplied and to be supplied by the Company that is included in the Form F-4 Registration Statement to be submitted to the SEC in connection with the issuance of Parent ADSs in the Merger (the "Form F-4") shall not at the time the Form F-4 (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading. The information supplied and to be supplied by the Company that is included in the prospectus/proxy statement (the "Prospectus/Proxy Statement") included in the Form F-4 related to the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders Meeting") shall not on the date such Prospectus/Proxy Statement is first mailed to the Company's stockholders, and, together with any amendments or supplements thereto, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement, which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

                 2.19.2 The information supplied and to be supplied by the Company that is included in the Super Class 1 Shareholder Circular (comprising listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom, as amended (the "FSA")) (the "Parent Disclosure Document") will, on the date the Parent Disclosure Document is first mailed to shareholders of Parent and, together with any supplementary listing particulars published under

                 Part IV of the FSA, at the time of the meeting of the holders of Ordinary Shares for the purpose of voting on the transactions contemplated by this Agreement (the "Parent Shareholders Meeting") and at the Effective Time, include all such information within the Knowledge of each of the directors of the Company (or which it would be reasonable for them to obtain by making inquiries) as investors and their professional advisors reasonably require and expect to find, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of Parent and of the rights attaching to the securities to which the Parent Disclosure Document relates.

                 2.19.3 Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Newco which is contained in any of the foregoing documents.

          2.20 Books and Records. The books, records and accounts of the Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable and proper business and corporate governance practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and (d) accurately and fairly reflect the basis for the Company Financial Statements.

          2.21 Insurance. The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Neither the Company nor its subsidiaries has any Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.22   Environmental Matters.

                 2.22.1 During the period that the Company and its subsidiaries have leased the premises currently occupied by them and those premises occupied by them since the date of their respective organizations, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on any such premises in violation of law. Neither the Company nor its subsidiaries has any Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to the Company or any of its subsidiaries having taken possession of any of such premises, in violation of law. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA") and "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                 2.22.2 During the time that the Company or its subsidiaries have leased such premises, none of the premises currently leased by the Company or its subsidiaries or any premises previously occupied by the Company or its subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                 2.22.3 During the time that the Company and its subsidiaries have leased the premises currently or previously occupied by them, (i) neither the Company, its subsidiaries nor, to the Company's or any subsidiaries' Knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials in violation of law, (ii) there has been no litigation, proceeding or administrative action brought or threatened in writing against the Company or any of its subsidiaries, or any settlement reached by the Company or any of its subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises, and (iii) no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

          2.23 Customers and Suppliers. As of the date of this Agreement, no customer which individually accounted for more than $1,000,000 of the Company's gross revenues during the twelve months preceding the date of this Agreement has indicated to the Company that it will stop, or materially decrease the rate of, buying products or services from the Company, or has since April 30, 1997 materially decreased its usage of the Company's products or services. As of the date of this Agreement, no material supplier of the Company has indicated that it will stop, or materially decrease the rate of supplying materials, products or services to the Company.
          2.24 Accounts Receivable. The unpaid accounts and notes receivable owing to the Company and its subsidiaries on the balance sheet included in the Preliminary Financial Statements (after taking into account reserves which are reflected therein) are, and all receivables generated from the date of the Preliminary Financial Statements through the Closing Date shall be, collectible in the ordinary course of business consistent with past practice, except for such accounts and notes receivable, the failure of which to be collectible, would not cause a Material Adverse Effect. No such account has been assigned or pledged to any other person, firm or corporation and no defense or setoff to any such account has been asserted by the account obligor, except for such assignments, pledges, defenses or setoffs which would not cause a Material Adverse Effect.
          2.25 Predecessor Entity. To the Company's or any of its subsidiaries' Knowledge, none of the representations or warranties made herein with respect to the Company is materially untrue or incorrect with respect to any predecessor of the Company, the effect of which would subject the Company to material obligation or liability.
          2.26   Board Approval; State Takeover Statutes; Charter; Rights
Agreement.
          2.26.1 The Board of Directors of the Company has (i) approved the Merger and this Agreement, (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders and (iii) determined to recommend that the stockholders of the Company approve this Agreement and the consummation of the Merger, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby and thereby, the provisions of
Section 203 of the Delaware Law. No other "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.
          2.26.2 A majority of the "Disinterested Directors" (as such term is defined in the Company's Certificate of Incorporation) have approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby and thereby, the provisions of Article Eighth of the Company's Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to approve the Merger, this Agreement, or any of the other transactions contemplated hereby.
          2.26.3 The Company has taken, and as soon as possible after the date of this Agreement (but in no event later than two business days after the date of this Agreement), the Rights Agent will take, all actions necessary or appropriate to amend the Rights Agreement to ensure that the execution and delivery of this Agreement, the Merger and the other transactions contemplated by this Agreement will not cause Parent, Newco or any of their affiliates to be considered an "Acquiring Person," the occurrence of a "Distribution Date," a "Stock Acquisition Date," or a "Triggering Event" (as each such term is defined in the Rights Agreement) or the separation of the Rights from the underlying shares of Company Common Stock, and will not give the holders thereof the right to acquire securities of any party to this Agreement.
          2.27 Accounting Treatment. Neither the Company nor its subsidiaries, nor, to the Knowledge of the Company or its subsidiaries, any of their respective directors, officers, stockholders or "affiliates" (within the meaning of the Securities Act), has taken any action that would prevent Parent from accounting for the Merger as a pooling of interests pursuant to US GAAP.
          2.28 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Hambrecht & Quist, that in such advisor's opinion, as of the date of this agreement, the consideration to be received in the Merger is fair to the stockholders of the Company, from a financial point of view.

          2.29 Representations Complete. None of the representations or warranties made by the Company in this Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by the Company to Parent under this Agreement, taken together, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     III. Representations and Warranties of Parent and Newco

          Parent has heretofore delivered to the Company a disclosure letter (the "Parent Disclosure Letter").
          Parent and Newco hereby represent and warrant to the Company, except as is set forth on Parent Disclosure Letter, that:

          3.1 Organization; Title. Parent is a public limited company duly organized and validly existing under the laws of England and Wales, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Parent has delivered to the Company true and complete copies of its Memorandum of Association and Articles of Association as currently in effect. Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Newco has delivered to the Company true and complete copies of its Certificate of Incorporation and Bylaws as currently in effect. Parent owns all of the issued and outstanding capital stock of Newco.

          3.2    Power, Authorization and Validity.

                 3.2.1 Each of Parent and Newco has the corporate right, power and authority to enter into and perform their obligations under this Agreement. The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Newco, subject only to the approval of Parent's shareholders of (i) the Merger, (ii) the granting of authority to allot securities of Parent pursuant to Section 80 Companies Act 1985 of the United Kingdom (the "Companies Act"),
(iii) an increase in the share capital of Parent, and (iv) an increase in the number of Ordinary Shares available to satisfy Parent's obligations under
Section 1.3 of this Agreement.

                 3.2.2 No consent, filing, authorization or approval, governmental or otherwise, is required by or with respect to Parent or Newco in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger and any other documents required to effectuate the Merger under Delaware Law and the filing of appropriate documents with the relevant authorities of the states in which the Company is qualified to do business, (b) such filings as may be required to comply with federal and applicable state securities laws and the securities laws of any foreign country, (c) filings required under the HSR Act and the antitrust and competition laws of the European Union and other jurisdictions, (d) appropriate filings with, and approvals of, the London Stock Exchange Limited ("LSE") and the Nasdaq National Market, (e) filings required under the Companies Act and the FSA, (f) the consent of H.M. Treasury pursuant to Section 765(1)(C) of the Income and Corporation Taxes Act 1988, and (g) such other consents, filings, authorizations or approvals which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                 3.2.3 This Agreement has been duly executed and delivered by Parent and constitute valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement has been duly executed and delivered by Newco and constitutes a valid and binding obligation of Newco enforceable against Newco in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.3    Capitalization.

                 3.3.1 The authorized share capital of Parent consists of 112,500,000 Ordinary Shares. As of the close of trading on the day prior to the date of this Agreement, 80,171,795 of those Ordinary Shares were issued and the balance were unissued; and the same number of Ordinary Shares shall be outstanding on the date of this Agreement (except for additional Ordinary Shares which are issued in connection with exercises of options and conversion of convertible securities outstanding as of close of trading on the day prior to this Agreement). All issued shares in the capital of Parent are, and all shares which may be issued in the Merger or pursuant to any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of Parent ("Parent Stock Plans") will be, when issued, duly authorized, validly issued and fully paid and not subject to any preemptive rights (except as provided by Section 89 Companies Act), and have been or will be offered, issued, sold and delivered by Parent in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities laws. As of the close of trading on the day prior to date of this Agreement, 10,666,157 Ordinary Shares were subject to issued and outstanding unexercised grants of options pursuant to Parent Stock Plans; and the same number of Ordinary Shares shall be subject to issued and outstanding unexercised grants of options pursuant to Parent Stock Plans on the date of this Agreement (except for Ordinary Shares issued in connection with exercises of options pursuant to Parent Stock Plans outstanding as of the close of trading on the day prior to the date of this Agreement). Parent has provided to the Company true and complete copies of all Parent Stock Plans. Other than as set forth in this Section, there are no other stock appreciation rights, options, warrants, exchangeable or convertible securities, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Parent's authorized but unissued share capital; there is no liability for dividends accrued but unpaid; and there are no voting agreements, registration rights, rights of redemption or repurchase, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of Parent's outstanding securities. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters which shareholders of Parent may vote.

                 3.3.2 Each Parent ADS represents five Ordinary Shares deposited with The Bank of New York, Parent's United States depositary (the "ADR Depositary") pursuant to the Deposit Agreement, as amended and restated as of March 16, 1998 (the "Deposit Agreement"), among Parent, the ADR Depositary and the owners and holders of Parent ADRs, a copy of which has been previously provided to the Company. Each Parent ADR is, and each Parent ADR issued in connection with the Merger will be, issued pursuant to the Deposit Agreement and represent one Parent ADS. The Deposit Agreement is valid, binding and enforceable against the parties thereto and is in full force and effect.

                 3.3.3 The authorized capital stock of Newco consists of 100 shares of Newco Common Stock, all of which are issued and outstanding, have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of all Liens.

          3.4 Subsidiaries. All of the issued and outstanding shares of capital stock of each subsidiary of Parent have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, Parent does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity.

          3.5 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation by Parent and Newco of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, acceleration, breach, impairment or violation of, (i) any provision of the Memorandum of Association or Articles of Association of Parent as currently in effect, (ii) any note, bond, lease, mortgage, indenture, lease, license, franchise, permit, agreement or other instrument or obligation applicable to Parent or any of its subsidiaries or their respective properties or assets (iii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or any of its subsidiaries or of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, breaches, impairments or violations that individually or in the aggregate would not have (A) a Material Adverse Effect, (B) impair the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay consummation of any of the transactions contemplated by this Agreement. The consummation of the Merger will not require the consent of any third party and will not adversely affect any of the rights, licenses, franchises, leases or agreements of Parent or any of its subsidiaries pursuant to their terms, other than where the failure to obtain such consents or where such adverse effects would not constitute, individually or in the aggregate, a Material Adverse Effect.

          3.6 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries before any court or administrative agency, foreign or domestic, that, individually or in the aggregate, would (i) have a Material Adverse Effect, (ii) impair the ability of Parent or Newco to perform its obligations under this Agreement or
(iii) prevent or materially delay the Merger or the consummation of the transactions contemplated by this Agreement, nor is there any judgment, injunction, decree, writ, rule or order of any governmental entity or arbitrator outstanding against Parent or any of its subsidiaries having or which would have, any such effect. Item 3.6 of the Parent Disclosure Schedule sets forth, with respect to any suit, action, proceeding or investigation to which Parent or any of its subsidiaries is a party and which involves claims which if adversely determined would exceed $100,000, the forum, the parties thereto, the subject matter and current status thereof and the amount of damages claimed.

          3.7 SEC Documents; Financial Statements. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared according to US GAAP or UK GAAP, as the case may be, applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). There has been no material change in Parent's accounting policies except as described in the notes to the Parent Financial Statements. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes or schedules to such financial statements. Except as set forth in Parent Financial Statements or Parent's balance sheet dated April 30, 1998, neither Parent nor any of its subsidiaries has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances which are required by US GAAP or UK GAAP, as the case may be, to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto (other than matters that would ordinarily be included in notes to audited financial statements, which notes will not be materially different from comparable notes to Parent Financial Statements), except as incurred in the normal course of business since April 30, 1998.

          3.8 Title to Properties. Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, as applicable, all of the assets reflected on Parent's audited balance sheet as of January 31, 1998, free and clear of all Liens, except (i) Liens for current taxes not yet due and payable and (ii) Liens reflected on the Parent Financial Statements not in excess of $100,000 and which do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair the business operations conducted thereon. Parent's and its subsidiaries' assets (A) are in all material respects in good operating condition and repair, normal wear and tear excepted, and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business of Parent and constitute all those necessary to continue to operate the business of Parent consistent with current practice. All leases of real or personal property to which Parent or any of its subsidiaries is a party are fully effective and afford Parent or such subsidiary peaceful and undisturbed possession of the subject matter of the lease.

          3.9 Absence of Certain Changes. Since April 30, 1998, Parent has carried on its business in the ordinary course consistent with past practice and there has not been with respect to Parent or any of its subsidiaries: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect;
          (ii) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Parent or any of its subsidiaries, any split, stock dividend, combination or recapitalization of the capital stock of Parent or any of its subsidiaries or any direct or indirect redemption, purchase or other acquisition by Parent or any of its subsidiaries of the capital stock of Parent or any of its subsidiaries; (iii) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any material properties or assets other than in the ordinary course of business consistent with past practice, but in no event representing properties, assets or commitments or arrangements in excess of $250,000 in any one transaction or $500,000 in the aggregate; (iv) any contingent liability incurred as guarantor or surety with respect to the obligations of others; (v) any Lien placed on any of its properties or assets other than in the ordinary course of business consistent with past practice but in no event more than $250,000 in any one transaction or $500,000 in the aggregate;
          (vi) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred other than in the ordinary course of business consistent with past practice (including obligations under customer contracts and current obligations); (vii) any damage, destruction or loss, whether or not covered by insurance, materially affecting its properties, assets or business; (viii) any labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Parent's or any of its subsidiaries' officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal annual raises in accordance with past practice, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases or other arrangements made in accordance with past practices; (ix) any material adverse change with respect to its management, supervisory, development or other key personnel; (x) any payment or discharge of a material Lien or liability which was not either (A) shown on Parent's balance sheet as of April 30, 1998 or (B) incurred in the ordinary course of business consistent with past practice after April 30, 1998; (xi) any obligation or liability incurred by Parent or any of its subsidiaries to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers; (xii) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to Parent or any of its subsidiaries in excess of $250,000 in any one transaction or $500,000 in the aggregate; (xiii) any payment, discharge or satisfaction of any material claim or obligation, except in the ordinary course of business consistent with past practice but in no event more than $250,000 in any one transaction or $500,000 in the aggregate; (xiv) any agreement or action not otherwise referred to in items (i) through (xiii) above entered into or taken that is material to Parent and its subsidiaries, taken as a whole; or (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

          3.10 Agreements and Commitments. Neither Parent nor any of its subsidiaries is a party or subject to:

                 (i) Any agreement, obligation or commitment (other than those identified with respect to clauses (ii) through (vi) of this Section 3.10 or in the ordinary course of the Company's business consistent with past practice) providing for future payments by or to Parent or any of its subsidiaries in an aggregate amount of $500,000 or more, within three years of the date of this Agreement;

                 (ii) Any agreement, obligation or commitment to encumber, license, transfer or sell rights in or with respect to any of Parent's Intellectual Property (as defined in Section 3.11) other than in the ordinary course of business consistent with past practice;

                 (iii)   Any joint venture or partnership agreement;

                 (iv) Any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Parent's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent or any of its subsidiaries after the Effective Time;

                 (v) Any union contract, or any employment, consulting, severance, termination or indemnification agreement which will require Parent or any of its subsidiaries to make any excess parachute payment, as defined in
Section 280G(b)(1) of the Code, as a result of the Merger; or

                 (vi) Any agreement, obligation or commitment entered into other than in the ordinary course of business consistent with past practice that is otherwise material to Parent and its subsidiaries, taken as a whole.

                 Parent has provided the Company with true and correct copies of each of the agreements set forth in Item 3.10 of the Parent Disclosure Letter (collectively, the "Parent Agreements"). All Parent Agreements are valid, binding and enforceable against the parties thereto and are in full force and effect in all material respects. Neither the Parent nor, to the Knowledge of Parent or its subsidiaries, any other party, is in breach of or default under any material term of any such Parent Agreement.

          3.11   Intellectual Property.
                 3.11.1 Parent and its subsidiaries own all right, title and interest in, or have the right to use, all Intellectual Property used in or necessary to the conduct of Parent's business as presently conducted, except to the extent that the failure to have such rights have not and would not have a Material Adverse Effect. The business of Parent as conducted as of the date hereof does not cause Parent or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person.
                 3.11.2 Parent possesses copies of the source code for each of its products and none of such source code has been provided to any third party, other than to an escrow agent pursuant to customary source code escrow agreements, copies of which have been provided to the Company. None of the Parent's products contains any significant defect (including, without limitation, in connection with processing data containing dates in leap years or in the year 2000 and any preceding or following years) or a material difference between the functionality of such Product and its current end-user documentation or warranties.

                 3.12 Compliance with Laws. Parent and each of its subsidiaries have complied and is in compliance with, are not in violation of, and have not received any notices of violation with respect to, any laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Parent or such subsidiary or to their assets, properties and business, except for such violations or failures to comply as would not have a Material Adverse Effect. Parent and each of its subsidiaries has received all licenses, permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, necessary to conduct its business as presently conducted, except where the failure to obtain such licenses or make such filings would not have a Material Adverse Effect.

                 3.13 Certain Transactions and Agreements. No person who is an officer, director, employee or agent of Parent or any of its subsidiaries has any direct or indirect interest in any agreement or informal arrangement with Parent or any of its subsidiaries, including, without limitation, any loan arrangements, except for compensation for services as an officer, director or employee of Parent, of the type required to be disclosed under the Exchange Act or similar law or regulation. None of such officers, directors, employees or agents has any direct or indirect interest in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in the business of Parent or its subsidiaries, and there have been with respect to such persons no transactions of the type required to be disclosed under the Exchange Act or similar law or regulation.

                 3.14 Corporate Documents. Parent has made available to the Company for examination all documents and information listed in the Parent Disclosure Letter or other exhibits called for by this Agreement or which have been requested by the Company, including, without limitation, the following:
(a) copies of the Parent's Memorandum of Association and Articles of Association as currently in effect; and (b) Parent's minute book containing all records of all proceedings, consents, actions and meetings of its directors and shareholders.

                 3.15 No Brokers. Other than Donaldson, Lufkin & Jenrette Securities Corporation and SBC Warburg Dillon Read, whose fees and expenses will be paid by Parent, Parent is not obligated for the payment of fees or expenses of any investment banker, financial advisor, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein.

                 3.16 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of Parent or any of its subsidiaries, any acquisition of property or right by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent or any of its subsidiaries.

                 3.17    F-4; Prospectus/Proxy Statement.

                         3.17.1 The information supplied and to be supplied by Parent that is included in the Form F-4 shall not at the time the Form F-4 (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading. The information supplied and to be supplied by Parent that is included in the Prospectus/Proxy Statement shall not on the date such Prospectus/Proxy statement is first mailed to the Company's stockholders, and, together with any amendments or supplements thereto, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement, which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

                         3.17.2 The information supplied and to be supplied by Parent for inclusion in the Parent Disclosure Document will, on the date the Parent Disclosure Document is first mailed to shareholders of Parent and, together with any amendments or supplements thereto, at the time of the Parent Shareholders Meeting and at the Effective Time, comply with the provisions of Section 146 of the FSA and of the Listing Rules of the LSE.

                         3.17.3 Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                 3.18 Books and Records. The books, records and accounts of Parent (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable and proper business and corporate governance practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent and (d) accurately and fairly reflect the basis for the Parent Financial Statements.

                 3.19 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

                 3.20    Environmental Matters.

                         3.20.1  During the period that Parent and its
subsidiaries have leased the premises currently occupied by them and those premises occupied by them since the date of their respective organizations, there have been no disposals, releases or threatened releases of Hazardous Materials on any such premises in violation of law. Neither Parent nor its subsidiaries has any Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to Parent or any of its subsidiaries having taken possession of any of such premises.

                         3.20.2  During the time that Parent or its
subsidiaries have leased such premises, none of the premises currently leased by Parent or its subsidiaries or any premises previously occupied by Parent or its subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                         3.20.3  During the time that Parent and its
subsidiaries have leased the premises currently or previously occupied by them,
(i) neither Parent, its subsidiaries nor, to the Parent's or any subsidiaries' Knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials in violation of law, (ii) there has been no litigation, proceeding or administrative action brought or threatened in writing against Parent or any of its subsidiaries, or any settlement reached by Parent or any of its subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises in violation of law, and (iii) no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

                 3.21 Customers and Suppliers. As of the date of this Agreement, no customer which individually accounted for more than $1,000,000 of Parent's gross revenues during the twelve months preceding the date of this Agreement has indicated to Parent that it will stop, or materially decrease the rate of, buying products or services from Parent, or has since April 30, 1997 materially decreased its usage of the Parent's products or services. As of the date of this Agreement, no material supplier of Parent has indicated that it will stop, or materially decrease the rate of supplying materials, products or services to Parent.

                 3.22     Board Approval.  The Board of Directors of Parent has
                 (i) approved the Merger, and this Agreement, (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders and (iii) determined to recommend that the shareholders of Parent approve the transactions contemplated by this Agreement which require the approval of Parent's shareholders. The affirmative vote of a majority of those shareholders of Parent present and voting at the Parent Shareholders Meeting are the only votes of the holders of any of Parent's share capital necessary to approve the transactions contemplated by this Agreement.

                 3.23 Accounting Treatment. Neither Parent nor its subsidiaries, nor, to the Knowledge of Parent or its subsidiaries, any of their respective directors, officers, stockholders or "affiliates" (within the meaning of the Securities Act), has taken any action that would prevent Parent from accounting for the Merger as a pooling of interests pursuant to US GAAP.

                 3.24 Opinion of Financial Advisor. Parent has been advised in writing by Donaldson, Lufkin & Jenrette Securities Corporation, that in such advisor's opinion, as of the date of this agreement, the consideration to be paid in the Merger is fair to the stockholders of Parent, from a financial point of view.

                 3.25 Taxes. Parent and each of its subsidiaries have filed all income tax and related information returns and reports required to be filed, and have paid all taxes required to be paid in respect of all periods for which such returns have been filed, have made all necessary estimated tax payments, and have no liability for such taxes materially in excess of the amount paid, except to the extent adequate reserves have been established in the Parent Financial Statements. All such returns and reports filed by Parent and each of its subsidiaries were true, correct and complete in all material respects. No tax return of Parent or any of its subsidiaries has been or is being audited or examined by the Internal Revenue Service or the U.K. Inland Revenue.

                 3.26 Accounts Receivable. The unpaid accounts and notes receivable owing to Parent and its subsidiaries on the most recent balance sheet included in the Parent Financial Statements (after taking into account appropriate reserves which are reflected therein) are, and all receivables generated from the date of such balance sheet through the Closing Date shall be, collectible in the ordinary course of business consistent with past practice, except for such accounts and notes receivable, the failure of which to be collectible, would not cause a Material Adverse Effect. No such account has been assigned or pledged to any other person, firm or corporation and no defense or setoff to any such account has been asserted by the account obligor, except for such assignments, pledges, defenses or setoffs which would not cause a Material Adverse Effect. 3.27 Representations Complete. None of the representations or warranties made by Parent in this Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Parent to the Company under this Agreement, taken together, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         IV.     Conduct Prior to the Effective Time
                 4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement according to its terms, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its and its subsidiaries' business in the usual, regular and ordinary course of business consistent with past practice, to pay and cause its subsidiaries to pay debts and taxes when due, to pay and perform other obligations when due, and to use all reasonable efforts to preserve intact its and its subsidiaries' present business organizations, use its reasonable efforts to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its or its subsidiaries' business consistent with past practice, and of any event which could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement or as set forth in Item 4.1 of Company Disclosure Letter, neither the Company nor any of its subsidiaries shall do, cause or permit any of the following, without the prior written consent of Parent:
                          (a)     borrow any money, other than in the ordinary
course of business consistent with past practice;
                          (b)     enter into any transaction not in the
ordinary course of business consistent with past practice or enter into any transaction or make any commitment involving an expense or capital expenditure in excess of $250,000;
                          (c)     except for the Merger, merge, consolidate or
reorganize with, or acquire any entity;
                          (d)     dispose of any of its material assets except
in the ordinary course of business consistent with past practice;
                          (e)     enter into any material lease or contract for
the purchase or sale of any property, real or personal, tangible or intangible, or enter into any agreement of the types described in Section 2.11, except in the ordinary course of business consistent with past practice;
                          (f)     terminate the employment of any employee who
(i) is in a management position and who has an annual salary equal to or more than $80,000, (ii) has an annual salary equal to or more than $100,000, or
(iii) is a software developer (or occupies a similar position/role) on whom any material project (including any software, product or service) is substantially dependent.
                          (g)     pay any bonus (except for customary and
reasonable sales-related SPIF programs), royalty, increased salary (except for reasonable salary increases in connection with annual reviews consistent with past practices) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Parent) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in
Section 2.15.3;
                          (h)     change accounting methods;
                          (i)     declare, set aside or pay any cash or stock
dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;
                          (j)     amend or terminate any contract, agreement or
license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;
                          (k)     lend any amount to any person or entity,
other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;
                          (l)     guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;
                          (m)     waive or release any material right or claim
except in the ordinary course of business, consistent with past practice;
                          (n)     issue or sell any shares of its capital stock
of any class or any other of its securities (except pursuant to Company Options, Company Warrants or Stock Plans outstanding on the date hereof), or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security (except pursuant to the terms and conditions of Company Options, Company Warrants or Stock Plans as in effect on the date hereof);
                          (o)     split or combine the outstanding shares of
its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;
                          (p)     amend its Certificate of Incorporation or
Bylaws or other charter documents;
                          (q)     agree to any material audit assessment by any
tax authority;
                          (r)     license any of the Company's technology or
any of the Company's Intellectual Property, except in the ordinary course of business consistent with past practice, or take any action which could have the effect of placing any of the Company's Intellectual Property in the public domain;

                          (s)     materially change any insurance coverage; or
                          (t)     agree to do any of the things described in
the preceding clauses 4.1(a) through 4.1(s).

                 4.2      No Other Negotiations.

                          (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement according to its terms, the Company will not, and will not authorize or permit any officer, director, employee, agent or affiliate of the Company, or any other person, directly or indirectly, to (i) solicit, initiate, encourage, approve or accept any Acquisition Proposal (as defined below), or (ii) except as required by the fiduciary duties of the Board of Directors of the Company under applicable law, as advised in writing by Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal; provided, nothing herein shall prohibit the Company's Board of Directors from taking or disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal with respect to the Company or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal and will keep Parent informed of the status and details of any such Acquisition Proposal, indication or request.

                          (b) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent will not, and will not authorize or permit any officer, director, employee, agent or affiliate of Parent, or any other person, directly or indirectly, to, solicit or initiate any Acquisition Proposal (as defined below). Parent will promptly notify the Company after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal with respect to Parent or any request for nonpublic information relating to Parent or for access to the properties, books or records of Parent by any person that has advised Parent or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal and will keep the Company informed of the status and details of any such Acquisition Proposal, indication or request. Notwithstanding anything to the contrary in this
                          Section 4.2(b), Parent shall be free to respond in any manner it determines appropriate to any Acquisition Proposal which is not initiated or solicited by Parent.

                          (c) For the purposes of this Agreement with respect to the Company, "Acquisition Proposal" means any offer, inquiry or proposal received from any party other than Parent, concerning the possible disposition of all or any significant portion of the Company's or any of its subsidiaries' business, assets or capital stock by merger, sale or any other means or any other transaction that would involve a change in control of the Company or any of its subsidiaries (other than the Merger and the other transactions contemplated by this Agreement).

                          (d) For purposes of this Agreement with respect to Parent, "Acquisition Proposal" means any offer, inquiry or proposal received from any party other than the Company concerning the possible disposition of all or substantially all of the Parent's business, assets or capital stock by merger, sale or any other means, or any other transaction that would involve a change in control of the Parent.

                 4.3 Parent Dividends Restricted. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement according to its terms, Parent agrees (except as consented to in writing by the Company) that it shall not declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock.

         V.      Additional Agreements
                 5.1 Registration on Form F-4. As promptly as practicable after the execution of this Agreement, the Company shall, in cooperation with Parent, prepare and submit to the SEC on a confidential basis the Prospectus/Proxy Statement and Parent shall, in cooperation with the Company prepare and submit to the SEC on a confidential basis the Form F-4, in which the Prospectus/Proxy Statement will be included as Parent's prospectus, together with any other documents required by the Securities Act or the Securities Exchange Act in connection with the Merger. Each of Parent and the Company will notify the other promptly upon the receipt of any comments by the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Form F-4 or the Prospectus/Proxy Statement or for additional information, and will promptly supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, its staff or such other governmental officials, on the other hand, with respect to the Form F-4, the Prospectus/Proxy Statement or the Merger. Subject to the provisions of Section 5.2.2 regarding the fiduciary duties of the Board of Directors of the Company, the Prospectus/Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger. Parent and the Company each shall use all reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable; provided, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Form F-4 to be declared effective. The Company shall mail the Prospectus/Proxy Statement to the Company's stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act and, if necessary, after the Prospectus/Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall also, as promptly as practicable, use all reasonable efforts to cause the ADR Depositary to file with the SEC a registration statement on Form F-6 (the "Form F-6") with respect to the Parent ADRs to be issued in connection with the Merger under the Securities Act and use all reasonable efforts to have the Form F-6 declared effective as soon as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Parent ADSs in the Merger. The Company and Parent shall each furnish the other with all information as may be reasonably requested in connection with any action contemplated by this Section 5.1 or
Section 5.2. If at any time prior to the Effective Time any event or information should be discovered by either the Company or Parent which should be set forth in an amendment to the F-4 or a supplement to the Prospectus/Proxy Statement, the discovering party shall promptly inform the other party.
                 5.2 Stockholders Meetings; Parent Approvals. The Company shall, as soon as practicable following the date of this Agreement and the effectiveness of the Form F-4, duly call, give notice of, convene and hold the Company Stockholders Meeting.

                          5.2.1 Subject to the provisions of Section 5.2.2 regarding the fiduciary duties of the Board of Directors of the Company, the Board of Directors of the Company shall recommend adoption of this Agreement and approval of the Merger by the Company's stockholders and take all lawful action to solicit such adoption and approval. Parent shall, as soon as practicable following the date of this Agreement (subject to coordination with the date of the Company Stockholders Meeting), convene and hold the Parent Shareholders Meeting. Subject to the provisions of
                          Section 5.2.2 regarding the fiduciary duties of the Board of Directors of Parent, the Board of Directors of Parent shall recommend approval of the transactions contemplated by this Agreement and take all lawful action to solicit such approval. To the extent required by applicable law, Parent shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE, in cooperation with the Company prepare and submit to the LSE for approval the Parent Disclosure Document, Parent shall notify the

                          Company reasonably promptly upon receipt of any material comments from the LSE and shall keep the Company informed of all material stages of the preparation of the Parent Disclosure Document. Parent shall use all reasonable efforts to have the Parent Disclosure Document formally approved by the LSE and shall thereafter publish the Parent Disclosure Document, file it with the Registrar of Companies in England and mail the same to its shareholders in compliance with all legal requirements applicable to the Parent Shareholders Meeting and the listing rules of the LSE and, if necessary, after the Parent Disclosure Document has been so posted, promptly circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes. If at any time prior to the Effective Time any event or information should be discovered by either the Company or Parent which should be set forth in a supplement to the Parent Disclosure Document, the discovering party shall promptly inform the other party.

                          5.2.2 The Board of Directors of Monument or Tower, as the case may be, may withhold, withdraw or modify its recommendation that its shareholders approve the transactions contemplated by this Agreement only if, after receiving advice from its legal counsel and financial adviser, the Board of Directors concludes in good faith that its fiduciary duties require such withholding, withdrawal or modification. In the event of any dispute concerning such withholding, withdrawal or modification, the party whose Board of Directors withheld, withdrew or modified its recommendation shall have the burden of proof of compliance with the standard set forth in the preceding sentence.

                 5.3 Access to Information. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement according to its terms, the Company agrees to provide Parent and its agents with reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition. The Company will use its best efforts to cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement according to its terms, Parent agrees to provide the Company and its agents with reasonable access to the files, books, records and offices of Parent, including, without limitation, any and all information relating to Parent's taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition. Parent will use its best efforts to cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                 5.4 Satisfaction of Conditions Precedent; Further Assurances. Each of Parent and the Company will use their respective reasonable best efforts to satisfy or cause to be satisfied promptly all the conditions precedent to this Agreement, and each of Parent and the Company will use their respective reasonable best efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties, to make all filings, give all notices, execute and deliver such documents and instruments and perform such other acts and things that may be necessary or reasonably required on its part in order to effect the Merger, this Agreement and the transactions provided for hereby and thereby.
                 5.5      Regulatory Approvals; Consents.
                          5.5.1  Each of Parent and the Company shall
                          promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise, except where the failure to obtain such consents under material contracts would not have a Material Adverse Effect on the Company or Parent. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal, state or foreign antitrust or fair trade law.
                          5.5.2 Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any government entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, national, state, European Union or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither the Company nor Parent shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. 5.5.3 Notwithstanding anything to the contrary in Section 5.5.1 or 5.5.2,
                          (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on Parent or on Parent combined with the Company after the Effective Time and (ii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on the Company or on the Company combined with Parent after the Effective Time.

                 5.6      Pooling Accounting.
                          5.6.1 Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use their reasonable best efforts to have each person who is an "Affiliate" within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") not to take any action that would prevent Parent from accounting for the Merger as a pooling of interests.
                          5.6.2 Schedule 5.6.2 sets forth those persons who may be deemed "Affiliates" of the Company within the meaning of Rule 145. The Company shall provide Parent with such information as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in each case at least thirty days prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit C-1. Parent shall be entitled to place, or cause to be placed, legends (as specified in such Affiliate Agreements) on the certificates evidencing Parent ADRs to be received by such Affiliates of the Company and to issue stop transfer orders to the transfer agent for Parent ADRs consistent with the terms of such Affiliate Agreements.

                          5.6.3  Schedule
                          5.6.3 sets forth those persons who may be deemed "Affiliates" of Parent within the meaning of Rule
                          145. Parent shall provide the Company with such information as the Company shall reasonably request for purposes of reviewing such list. Parent shall use its best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in each case at least thirty days prior to the Effective Time) from each of the Affiliates of Parent, an executed Affiliate Agreement in the form attached hereto as Exhibit C-2.

                 5.7 Business Acquisitions and Dispositions. Parent agrees that it will advise and consult with the Company prior to entering into any agreement for the acquisition of a business or the disposition of a significant portion of Parent's business that would prevent the Merger from being consummated on or before September 30, 1998.

                 5.8 Auditors Letters. Each of Parent and the Company shall use all reasonable efforts to cause to be delivered to the other party and such party's directors a letter of its independent auditors, dated the date on which the Form F-4 shall become effective, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

                 5.9 Stock Exchange Listings. Parent shall prepare and submit to the LSE a listing application covering the Ordinary Shares to be represented by the Parent ADSs to be issued in the Merger, and shall use all reasonable efforts to obtain, prior to the Effective Time, agreement by the LSE for the admission of such Ordinary Shares to the Official List of the LSE, and the Company shall cooperate with Parent with respect to such listing. Parent shall submit to the Nasdaq National Market a listing application covering the Parent ADSs to be issued in the Merger, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

                 5.10 Board of Directors. Promptly after the Effective Time, Parent shall take such actions as are necessary to (i) set the number of directors of Parent at seven, (ii) appoint two directors of Parent nominated by the Company after consulting in good faith with Parent, (iii) appoint or retain two directors of Parent who are neither members of the management of Parent nor of the Company, after seeking the recommendation of the Company with respect to one such director, and after consulting in good faith with the Company with respect to both such directors, and (iv) appoint or retain three directors of Parent selected in the sole discretion of Parent. From and after the Effective Time, Parent shall take such actions as are necessary to appoint Kevin J. Burns as a director of the Company.

                 5.11 Nasdaq Quotation. Parent and the Company agree to continue the quotation of Parent ADSs and Company Common Stock, respectively, on the Nasdaq National Market during the term of this Agreement in order that appraisal rights will not be available to the Company's stockholders under
Section 262 of the Delaware Law.

                 5.12 Employee Matters. Parent will provide employees of the Company retained by Parent following the Closing with employee benefits in the aggregate no less favorable than those benefits provided to similarly situated employees of Parent; provided, that Parent shall be under no obligation to retain any employee or group of employees of the Company or to continue any existing program or plan for any employee or group of employees. The Company will promptly notify Parent if any of the Company's officers becomes aware that any of the Company's or any of its subsidiaries' key employees intends to leave its employ. To the extent permitted by terms of the Company's 1992 Employee Stock Purchase Plan ("Purchase Plan") and the pooling rules, the Company shall use reasonable best efforts to terminate the Purchase Plan prior to or as of the Effective Time, or take such other action with respect to the Purchase Plan as may be agreed.

                 5.13 Takeover Statutes; Rights Agreement. If any "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, or any provision of the Company's Certificate of Incorporation, Bylaws or other constitutive documents shall become applicable to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby, the Company and its Board of Directors shall take all action necessary to ensure that the Merger, this Agreement and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable and otherwise to minimize the effect of such statute, regulation or provision on the Merger, this Agreement and the other transactions contemplated hereby and thereby. Except as otherwise provided in Section 2.26.3, the Company shall not redeem the Rights or amend or terminate the Rights Agreement prior to the Effective Time unless required to do so by a court of competent jurisdiction.

                 5.14 Public Announcement. Parent and the Company will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Each party shall consult with the other before issuing any press release or otherwise making any other public or non-confidential disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, court process, securities exchange listing agreement or the rules of the LSE or the National Association of Securities Dealers ("NASD"). Each party will take all reasonable precautions to prevent any trading in the securities of the other by officers, directors, employees and agents of such party having knowledge of any material information regarding the other party provided hereunder until the information in question has been publicly disclosed.

                 5.15 Confidentiality. Except as expressly authorized by Parent in writing, the Company will not directly or indirectly divulge to any person or entity or use any Parent Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by the Company in writing, Parent will not directly or indirectly divulge to any person or entity or use any Company Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "Parent Confidential Information" consists of (a) any information designated by Parent as confidential whether developed by Parent or disclosed to Parent by a third party, (b) the source code to any Parent software and any trade secrets relating to any of the foregoing, (c) any information relating to Parent's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how, (d) any information contained in Parent's HSR Act filing in connection herewith and (e) items and matters set forth in any disclosure letter by Parent in connection herewith. As used herein, "Company Confidential Information" consists of (v) any information designated by the Company as confidential whether developed by the Company or disclosed to the Company by a third party, (w) the source code to any the Company software, and any trade secrets related to any of the foregoing, and (x) any information relating to the Company's product plans, product designs, product costs, product prices, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how, (y) any information contained in the Company's HSR Act filing in connection herewith and (z) items and matters set forth in the Company Disclosure Letter. "Parent Confidential Information" and "Company Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 5.14. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, (iv) is being or has theretofore been disclosed pursuant to a valid law, court process, securities exchange listing agreement or the rules of the LSE or NASD after a reasonable attempt has been made to notify the party which is the owner, creator or compiler, or (v) is already in the possession of the receiving party, without restriction, or is independently developed by the receiving party, in each case, not in violation of this Agreement. Each party hereto agrees that the disclosure of Parent Confidential Information or Company Confidential Information to the other shall not impair the right of the other to make, procure or market products or services now or in the future which may be competitive with those offered by the other party. Each party shall be free to use the information which may be retained in intangible form in the minds of those employees of such party who have had access to the Parent Confidential Information or Company Confidential Information, as the case may be, for any purpose, including their use in the development, manufacture, marketing and maintenance of such receiving party's products and services; provided, however, that this sentence shall not be deemed to permit the receiving party to infringe any of the disclosing party's trade secrets or disclose any Parent Confidential Information or Company Confidential Information, as the case may be, to third parties in breach of this Section 5.15. This Section 5.15 shall survive termination of this Agreement for a period of two years from the date of such termination. This Section 5.15 supersedes, replaces and terminates the Mutual Non-Disclosure Agreement, dated as of April 10, 1998, between Parent and the Company.

                 5.16     Directors' and Officers' Insurance.
                          (a) Parent shall not modify or terminate the policy of directors' and officers' liability insurance that is currently maintained by the Company until earlier of (i) the expiration of the current term for such insurance, or (ii) three years from the date hereof. (b) Parent shall not cause, or permit, any changes in the Company's Certificate of Incorporation or Bylaws with respect to the indemnification of its former or their present directors, officers, employees or agents, or any indemnification obligations of the

                          Company given pursuant to such Certificate of Incorporation or Bylaws, and Parent hereby guarantees the obligations of the Company pursuant to such indemnification provisions following the Effective Time.

         VI.     Closing; Exchange of Certificates
                 6.1 The Closing. Subject to termination of this Agreement as provided in Article VIII below, the Closing will take place at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Articles VII or at such other time as the parties hereto may agree (the "Closing Date"). Prior to or concurrently with the Closing, the Certificate of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the Secretary of State of the State of Delaware. Accordingly, the Merger will become effective at the Effective Time.
                 6.2 Exchange Fund. At the Effective Time, (i) Parent shall issue to and deposit with the ADR Depositary, for the benefit of the holders of shares of Company Common Stock converted in accordance with Article I, Ordinary Shares in an amount sufficient to permit the ADR Depositary to issue Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 1.1 and (ii) Parent shall deposit with such bank or trust company as may be designated by Parent and be reasonably acceptable to Company (the "Exchange Agent") cash in lieu of fractional Parent ADSs. Parent shall cause the ADR Depositary to issue upon the instructions of the Exchange Agent, for the benefit of the holders of shares of Company Common Stock converted in accordance with Article I, through the Exchange Agent, Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 1.1, as soon as practicable after the Effective Time, and the Exchange Agent shall deliver cash in lieu of fractional Parent ADSs pursuant to Section 1.2 (such cash and Parent ADRs representing Parent ADSs, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of Company Common Stock. Parent shall pay any stamp duties in connection with the transfer of shares of Company Common Stock to the ADR Depositary.
                 6.3 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (and the associated Rights) (the "Certificates") that were converted into the right to receive Parent ADSs pursuant to Section 1.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Parent ADRs. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more Parent ADRs representing, in the aggregate, the whole number of Parent ADSs that such holder has the right to receive pursuant to the provisions of Article I (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Parent ADSs pursuant to Section 1.2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more Parent ADRs evidencing, in the aggregate, the proper number of Parent ADSs may be issued, a check in the proper amount of cash in lieu of any fractional Parent ADSs and any dividends or other distributions to which such holder is entitled pursuant to Section 6.4 may be paid to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Article VI, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holder is entitled pursuant to Section 1.1, cash in lieu of any fractional Parent ADSs to which such holder is entitled pursuant to Section 1.2 and any dividends or other distributions to which such holder is entitled pursuant to Section 6.4. No interest will be paid or will accrue on any cash payable in lieu of any traditional Parent ADSs payable pursuant to Section 1.2 or any dividends or other distributions payable pursuant to Section 6.4.
                 6.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Parent ADSs shall be paid to any such holder pursuant to Section 1.2 until such holder shall surrender such Certificate in accordance with Section
                 6.3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of Parent ADSs issued in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 1.2 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent ADSs.
                 6.5 No Further Ownership Rights in Company Common Stock. All Parent ADRs (and the Parent ADSs represented by such Parent ADRs) issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article VI (including any cash paid pursuant to Sections 1.2 or 6.4) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (and the Rights associated therewith).
                 6.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to Parent or otherwise on the instruction of the Parent, and any holders of the Certificates who have not theretofore complied with this Article VI shall thereafter look only to Parent for the Merger consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 6.3, any cash in lieu of fractional Parent ADSs to which such holders are entitled pursuant to Section 1.2 and any dividends or distributions with respect to Parent ADSs to which such holders are entitled pursuant to Section 6.4. Any such former portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
                 6.7 No Liability. None of Parent, Newco, the Company, the ADR Depositary or the Exchange Agent shall be liable to any person in respect of any Parent ADSs (or dividends or distributions with respect to Parent ADSs) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
                 6.8 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.
                 6.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable consideration with respect to the shares of Company Common Stock formerly represented thereby, pursuant to this Agreement.
                 6.10 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.
                 6.11 Stock Transfer Books. At the close of business on the day the Effective Time occurs, the stock transfer books of Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent ADSs with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent ADSs to which the holders thereof are entitled pursuant to Section 1.2 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 6.4.

     VII.        Conditions Precedent
                 7.1 Conditions to Obligations of Each Party. The respective obligations of each party under this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived, in writing, by agreement of all of the parties hereto:
                 (a) Stockholder Approvals. (i) The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby, and (ii) Parent shall have obtained all approvals of holders of share capital of Parent necessary to approve this Agreement and the transactions contemplated hereby.
                 (b) Registration Statements. The SEC shall have declared each of the Form F-4 and the Form F-6 effective. No stop order suspending the effectiveness of the Form F-4 or the Form F-6 shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened by the SEC.
                 (c) Government Consents. All material consents, orders, permits or authorizations of, or declarations or filings with, or expiration of waiting periods (including under the HSR Act) imposed by, any governmental entity necessary for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been filed, expired or been obtained, other than those, that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Parent and the Company, have a Material Adverse Effect on Parent or the Company. Each of Parent and the Company shall be reasonably satisfied that (a) neither the Merger nor any matter arising therefrom shall be referred to the U.K. Monopolies and Mergers Commission, and that (b) the European Union Mergers Commission will not either initiate proceeding under Article 6(1)(c) of Council Regulation (EEC) 4064/89, as amended, or make a referral to a competent authority of the U.K. under Article 9(1) of that regulation.
                 (d) No Injunctions; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of (i) making the Merger illegal or otherwise prohibiting consummation of the Merger, or (ii) limiting or restricting Parent's conduct or operation of the business of the Company and its subsidiaries. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.
                 (e) Tax Opinions. Parent and the Company shall have received substantially identical opinions of Fenwick & West LLP, counsel to Parent, and Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to the Company, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Newco and the Company.
                 (f) Pooling Letters. The Parent shall have received a letter from Ernst & Young LLP, independent auditors, confirming concurrence with Parent's Management's conclusion that the Merger qualifies for pooling of interests accounting treatment under APB Opinion No. 16 if consummated in accordance with this Agreement, such letters in forms reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. The Company shall have received a letter from Coopers & Lybrand LLP, independent auditors, confirming that they concur with the conclusions of Company's management that no conditions exist with respect to Company which would preclude Company from being a party to a merger accounted for as a pooling of interests, such letter in a form reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.
                 (g) Listing of Shares. The LSE shall have agreed to admit to the Official List (subject to allotment) the Ordinary Shares to be issued in connection with the Merger and such agreement shall not have been withdrawn, and the Parent ADSs to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market.
                 (h) U.K. Treasury Consent. H.M. Treasury shall have consented pursuant to Section 765(1)(C) of the Income and Corporation Taxes Act 1988, or H.M. Treasury shall have confirmed that no such consent is required, in connection with the transactions contemplated hereby.
                 7.2 Conditions to Obligations of the Company. The Company's obligations under this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived, in writing, by the Company:
                 (a) Representations and Warranties. The representations and warranties of Parent and Newco set forth in this Agreement shall be true and correct on and as of the date hereof and as of the Effective Time as if made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate that would not have a Material
Adverse Effect on Parent, and the Company shall have received a certificate to such effect executed on behalf of Parent by its Chief Financial Officer.
                 (b) Covenants. Parent and Newco shall have performed and complied in all material respects with all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect executed on behalf of Parent by its Chief Financial Officer.
                 (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Parent.
                 (d) Opinion of Parent's Counsel. The Company shall have received from Memery Crystal & Co., UK counsel to Parent, and Fenwick & West LLP, US counsel to Parent, opinions as to the matters set forth in Exhibit D, which opinion shall be reasonably acceptable to the Company and its counsel.
                 (e) Consents. The Company shall have received all written consents, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Parent Disclosure Letter or reasonably deemed necessary by the Company's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Parent and for the Company to consummate the transactions contemplated hereby, each in form and substance satisfactory to the Company, except where the failure to obtain such consents, assignments, waivers, authorizations or other certificate would not have a Material Adverse Effect on Parent.
                 (f) Officer's Certificate. The Chief Financial Officer of Parent shall have executed and delivered a certificate in substantially the form of Exhibit B-1.
                 7.3 Conditions to Obligations of Parent and Newco. The obligations of Parent and Newco under this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived, in writing, by Parent:
                 (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date hereof and as of the Effective Time as if made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate that would not have a Material Adverse Effect on the Company, and Parent shall have received a certificate to such effect executed on behalf of the Company by its President.
                 (b) Covenants. The Company shall have performed and complied in all material respects with all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect executed on behalf of the Company by its President.
                 (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company.
                 (d) Opinion of the Company's Counsel. Parent shall have received from Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to the Company, an opinion as to the matters set forth in Exhibit E, which opinion shall be reasonably acceptable to the Company and its counsel.
                 (e) Consents. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Letter or reasonably deemed necessary by Parent's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for Parent to consummate the transactions contemplated hereby, each in form and substance satisfactory to Parent, except where the failure to obtain such consents, assignments, waivers, authorizations or other certificate would not have a Material Adverse Effect on the Company.
                 (f) Officer's Certificate. The Chief Executive Officer or Chief Financial Officer of the Company shall have executed and delivered a certificate in substantially the form of B-2.
                 (g) Affiliate Agreements. Parent shall have received from each Affiliate of the Company under Rule 145 a duly executed Affiliate Agreement in the form of Exhibit E.
                 (i) Resignations. Parent shall have received the resignations of each of the directors, other than Kevin J. Burns, and each of the officers, of the Company.

VIII.    Termination
                 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the shareholders of Parent:
                          (a) by the mutual written agreement authorized by the Board of Directors of each of Parent and the Company;
                          (b) at any time after January 31, 1999, by either Parent or the Company if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party seeking to terminate this Agreement;
                          (c) by Parent or the Company, if a permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.
                          (d) by the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation of Parent shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Parent and which Parent fails to cure within a reasonable time, not to exceed 20 days, after written notice thereof;
                          (e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation of the Company will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on the Company and which the Company fails to cure within a reasonable time, not to exceed 20 days, after written notice thereof;
                          (f) by Parent or the Company, if the required approval of the shareholders of Parent of the transactions contemplated by this Agreement is not obtained at a duly held meeting of such shareholders or at any adjournment thereof;

                          (g) by Parent or the Company, if the required approval of the stockholders of the Company of the transactions contemplated by this Agreement is not obtained at a duly held meeting of such stockholders or at any adjournment thereof;
                          (h) by Parent, if the Board of Directors of the Company shall have, other than in connection with the occurrence of a Trigger Event or an Acquisition Proposal pursuant to Section 8.1(j), withheld, withdrawn or modified in a manner adverse to Parent its recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing, as permitted by Section 5.2.2;
                          (i) by the Company, if the Board of Directors of Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation of this Agreement and the transactions contemplated hereby, or shall have resolved to do any of the foregoing, as permitted by Section 5.2.2; or
                          (j) by Parent or the Company, if a Trigger Event or Acquisition Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after receiving the written advice of its legal counsel and its financial advisors, withholds, withdraws or modifies its approval and recommendation of this Agreement and the Merger, determining in good faith that to cause the Company to proceed with the transactions contemplated by this Agreement would not be consistent with the fiduciary duty of the Board of Directors to the stockholders of the Company. A "Trigger Event" shall occur if any person acquires securities representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 20% or more, of the voting power of the Company.
                 Any termination of this Agreement under this Section 8.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.
                 8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, such termination shall be without liability or obligation of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except to the extent provided in Section 8.3. The provisions of
Section 5.15, 8.2, 8.3, 9.2 and 9.15 shall survive any termination of this Agreement.
                 8.3      Expenses and Termination Fees.
                          8.3.1 Except as otherwise provided in this Section 8.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
                          8.3.2 The Company agrees to pay to Parent $1 million in immediately available funds, promptly, but in no event later than two business days after the termination of this Agreement pursuant to Section 8.1(e) for breach by the Company, which payment is intended to reimburse Parent for its expenses incurred in connection with the transactions contemplated by this Agreement but shall not be deemed to be liquidated damages and shall not limit Parent's remedies or recovery against the Company for willful breach of this Agreement. In no event, however, shall the Company's total liability to Parent for breach of this Agreement exceed a total of $20 million, inclusive of all amounts payable under this Section 8.3.
                          8.3.3 Parent agrees to pay to the Company $1 million in immediately available funds, promptly, but in no event later than two business after the termination of this Agreement pursuant to Section 8.1(d) for breach by Parent, which payment is intended to reimburse the Company for its expenses incurred in connection with the transactions contemplated by this Agreement but shall not be deemed to be liquidated damages and shall not limit the Company's remedies or recovery against Parent for willful breach of this Agreement. In no event, however, shall Parent's total liability to the Company for breach of this Agreement exceed a total of $20 million, inclusive of all amounts payable under this Section 8.3.
                          8.3.4 The Company agrees to pay to Parent a fee of $15 million in immediately available funds, promptly, but in no event later than two business days, after the termination of this Agreement pursuant to Section 8.1(j).
                          8.3.5 Parent agrees to pay the Company a fee of $1 million in immediately available funds, promptly, but in no event later than two business days after the termination of this Agreement pursuant to Section 8.1(f) or (i). Such payment is intended to reimburse the Company for its expenses incurred in connection with the transactions contemplated by this Agreement and shall be the Company's exclusive remedy for the matters giving rise to such termination.
                          8.3.6 The Company agrees to pay to Parent a fee of $1 million in immediately available funds, promptly, but in no event later than two business days, after the termination of this Agreement pursuant to Section 8.1(g) or (h). Such payment is intended to reimburse Parent for its expenses incurred in connection with the transactions contemplated by this Agreement and shall be Parent's exclusive remedy for the matters giving rise to such termination, except as provided in
                 Section 8.3.7 below.

                          8.3.7 If, during the 12 month period commencing on the date on which this Agreement is terminated pursuant to Section 8.1(e), (g), (h) or (j), the Company shall have entered into a binding agreement with respect to an Acquisition Proposal with any third party with whom the Company had any discussions concerning an Acquisition Proposal within 6 months of the date on which this Agreement is terminated, upon consummation of the transaction contemplated by such Acquisition Proposal (whether or not such consummation shall occur with such 12 month period), the Company agrees to pay to Parent an additional fee equal to $20 million less the total of all other amounts theretofore paid by the Company to Parent under this Section 8.3, in immediately available funds, promptly, but in no event later than two business days, after the date of such consummation; provided, however, that the additional fee shall equal $5 million less the total of all amounts theretofore paid by the

                          Company to Parent under this Section 8.3 in the case of a disposition of any portion of the Company's business that represented less than 25% of the Company's total revenues for the fiscal year ended April 30, 1998. In the case of any termination pursuant to Section 8.1(g) or (h), no additional fee will be payable under this Section 8.3.7 with respect to any transaction that constitutes a spinoff of assets or securities by dividend or other distribution to the stockholders of the Company and is not followed by a transaction contemplated by an Acquisition Proposal with respect to such assets or securities for which a binding agreement is entered into within the time frame specified above in this
                          Section 8.3.7.
     IX.         General Provisions

                 9.1 Non-Survival. None of the representations or warranties in this Agreement or in any certificate, document or instrument delivered pursuant hereto shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                 9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

                 9.3 Assignment; Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment not permitted by this Section shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
                 9.4 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
                 9.5 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.
                 9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.
                 9.7 Amendment and Waivers. Any term or provision of this Agreement may be amended only by a writing signed by Parent, Newco and the Company. This

Agreement may be amended by the parties hereto at any time before or after approval of the shareholders of Parent and/or the stockholders of the Company; provided, that following any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders or stockholders without such further approval. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.
                 9.8 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.
                 9.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by mail or express delivery, postage prepaid, or telecopy (confirmed in writing) and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:
                          (i)     If to Parent or Newco:
                                  Micro Focus Group PLC
                                  701 E. Middlefield Road
                                  Mountain View, California  94043
                                  Attention:  President
                                  Fax: (650) 404-7459

                                  with a copy to:

                                  Fenwick & West LLP
                                  Two Palo Alto Square
                                  Palo Alto, California  94306
                                  Attention:  Gordon K. Davidson
                                  Fax:  415-494-1417
                          (ii)    If to the Company:

                                  Intersolv, Inc.
                                  9420 Key West Avenue
                                  Rockville, Maryland  20850
                                  Attention:  General Counsel
                                  Fax: (310) 315-7022

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 9.9.
                 9.10 Interpretation of Agreement. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the interpretation of this Agreement.
For the purposes of such interpretation, this Agreement will be considered as a whole.
                 9.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.
                 9.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other parties to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.
                 9.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.
                 9.14 Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.
                 9.15 Submission to Jurisdiction. Each of Parent, Newco and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or any of the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment in respect hereof or thereof may be brought and determined in any federal or state court sitting in Wilmington, Delaware, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of said courts. Each party irrevocably waives any objection that such party may now or hereafter have to the laying of venue of any such proceeding in any such court and any claim that such proceeding brought in any such court has been brought in an inconvenient forum.
                 In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

                                           Micro Focus Group PLC



                                           By:
                                              ----------------------------------

                                           Name:
                                           Title:

                                           Tower Merger Sub Inc.



                                           By:
                                              ----------------------------------

                                           Name:
                                           Title:

                                           Intersolv, Inc.



                                           By:
                                              ----------------------------------

                                           Name:
                                           Title:





          [Signature Page to the Agreement and Plan of Reorganization]